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                                                                      EXHIBIT 21

                             List of Subsidiaries

      Name of              Jurisdiction in Which       Percentage of
     Subsidiary                  Organized          Voting Stock Owned

Nexell of California, Inc.       Delaware       100% Nexell Therapeutics Inc.
Nexell International             Belgium        100% Nexell of California, Inc.
Innovir Laboratories Inc.        Delaware       86% Nexell Therapeutics Inc.
Vimrx Genomics, Inc.             Delaware       100% Nexell Therapeutics Inc.
Vimrx Holdings Ltd.              Delaware       100% Innovir Laboratories Inc.